Exhibit 99.1

Corporate Contacts: Sylvia Wheeler Executive Director, Corporate Communications Affymax, Inc. 650-812-8861	Daryl Messinger WeissComm Partners 415-946-1062

AFFYMAX® REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

PALO ALTO, Calif., November 6, 2008 – Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the third quarter ended September 30, 2008.  The net loss for the third quarter of 2008 was $26.2 million compared to a net loss of $12.7 million for the third quarter of 2007.

Affymax recognized revenue for the quarter ended September 30, 2008 of $21.6 million compared to $10.5 million for the quarter ended September 30, 2007.  The increase in revenue was the result of increased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s compound, Hematide™.

Research and development expenses for the quarter ended September 30, 2008 were $39.8 million compared to $18.6 million for the quarter ended September 30, 2007. The increase was primarily due to additional expenses related to Phase 3 clinical trials of Hematide in renal indications as well as increased manufacturing and personnel costs.

General and administrative expenses for the quarter ended September 30, 2008 were $8.3 million compared to $5.8 million for the quarter ended September 30, 2007. The increase was primarily due to increased personnel costs as well as legal, audit and consulting fees.

The company’s cash, investments and receivables from Takeda totaled $163.3 million as of September 30, 2008.  Included in long-term investments are $19.7 million in auction rate securities,

a decrease from the second quarter of 2008 due to the sale and redemption of $1.6 million in auction rate securities holdings.

“We are pleased to have completed enrollment in PEARL 1 and PEARL 2 and look forward to completing enrollment in the remaining two Phase 3 trials, EMERALD 1 and EMERALD 2 by the end of 2008,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.

Revised 2008 Financial Guidance

The company expects 2008 operating expenses, net of Takeda reimbursements, to be approximately $85 million with a moderate increase expected in 2009 upon full enrollment of the Phase 3 clinical trials.  This decrease of $5 million from the original 2008 guidance range is primarily due to lower than expected personnel costs.  In addition, the company revised its guidance on expected 2008 year end cash, investments and receivable from Takeda.  Due primarily to slower than expected invoicing by third parties for Phase 3 clinical trial related activities and lower than expected personnel costs, Affymax expects to have cash, investments and receivable from Takeda of approximately $135 million at December 31, 2008, an increase of $10 million above the range outlined in the company’s original 2008 guidance.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$38,257	$108,215
Restricted cash	11	11
Short-term investments	72,447	60,122
Receivable from Takeda	32,878	15,331
Income taxes receivable	2,541	—
Deferred tax assets	1,813	1,810
Prepaid expenses and other current assets	6,158	9,323
Total current assets	154,105	194,812
Property and equipment, net	6,616	4,470
Restricted cash	1,135	1,135
Long-term investments	19,674	15,655
Deferred tax assets, net of current	6,039	8,272
Other assets	1,327	1,448
Total assets	$188,896	$225,792

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,618	$9,348
Accrued liabilities	8,655	3,517
Accrued clinical trial expenses	21,617	2,473
Income taxes payable	—	739
Deferred revenue	49,842	39,488
Capitalized lease obligations, current	27	133
Total current liabilities	83,759	55,698
Deferred revenue, net of current	62,391	75,911
Long-term income tax liability	9,758	9,434
Capitalized lease obligations, net of current	—	8
Other long-term liabilities	849	556
Total liabilities	156,757	141,607

Stockholders’ equity
Common stock	15	15
Additional paid-in capital	304,837	296,035
Deferred stock-based compensation	(9)	(28)
Accumulated deficit	(272,525)	(211,818)
Accumulated other comprehensive loss	(179)	(19)
Total stockholders’ equity	32,139	84,185
Total liabilities and stockholders’ equity	$188,896	$225,792

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Collaboration revenue	$21,645	$10,487	$56,803	$27,459
License and royalty revenue	3	7	690	28
Total revenue	21,648	10,494	57,493	27,487
Operating expenses:
Research and development	39,780	18,610	96,093	45,198
General and administrative	8,308	5,766	23,639	17,293
Total operating expenses	48,088	24,376	119,732	62,491
Loss from operations	(26,440)	(13,882)	(62,239)	(35,004)
Interest income	821	2,882	3,913	8,814
Interest expense	(156)	(2)	(357)	(11)
Other income (expense), net	(436)	(9)	(2,024)	26
Loss before provision for income taxes	(26,211)	(11,011)	(60,707)	(26,175)
Provision for income taxes	—	1,695	—	2,950
Net loss	$(26,211)	$(12,706)	$(60,707)	$(29,125)
Net loss per share:
Basic and diluted	$(1.72)	$(0.85)	$(4.00)	$(1.96)
Weighted-average number of shares used in computing basic and diluted net loss per share	15,235	14,920	15,193	14,887